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                                                                    EXHIBIT 99.1



[DEVX ENERGY LETTERHEAD]


                      (FORMERLY QUEEN SAND RESOURCES, INC.)

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:    EDWARD J. MUNDEN
                         PRESIDENT AND CEO
                         (613) 230-7211 / 227
                         WWW.DEVXENERGY.COM

                DEVX ENERGY, INC. ISSUES 1,500,000 COMMON SHARES

DALLAS, TEXAS -- NOVEMBER 29, 2000 -- DEVX ENERGY, INC. (NASDAQ: DVXE) announced today the closing of the sale of 1,500,000 shares of common stock to the underwriters of the public offering recently completed by the Company. These shares were sold pursuant to the exercise by the underwriters of an option to cover overallotments. The price per share to the public was $7.00 and the net price per share to the Company (after deducting the underwriter's discount) was $6.65. The aggregate net proceeds to the Company (after deducting estimated expenses) for the issuance of 1,500,000 shares were approximately $9.6 million.

         Friedman, Billings, Ramsey & Co., Inc. and Stifel, Nicolaus & Company, Incorporated served as the managing underwriters for the offering. A copy of the final prospectus relating to these shares can be obtained from the offices of Friedman, Billings, Ramsey & Co., Inc. at 1001 19th St. North, Arlington, VA., 22209, Attention: Prospectus Department, telephone: 703/312-9588.

         DevX Energy, Inc. is an independent energy company engaged in the exploration, development, exploitation and acquisition of oil and natural gas properties in conventional producing areas of North America. Our properties are concentrated in six producing areas or basins and over 50% of our proved reserves are concentrated in south and east Texas.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of the securities in the public offering in any State in which such offers, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

         We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Many possible events or factors could effect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. These and other risks are described in the Company's publicly filed documents and reports that are available from the Company and from the SEC.